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POWIN CORPORATION
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POWIN CORPORATION
20550 SW 115th Ave.
 Tualatin, OR 97062

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2014 Annual Meeting of the shareholders of Powin Corporation ( “Company”), will be held July 30, 2014, at 10:00am local time at  the Company’s headquarters located at 20550  SW 115TH Ave. Tualatin, OR 97062 for the following purposes:

1.	To elect six (6) directors to hold office until the 2015 Annual Meeting of Stockholders or until their successors are elected and qualified.

2.	To ratify the selection of Anton & Chia LLP, as the Company’s independent auditors for the Company’s fiscal year 2014.

3.	To hold an advisory vote on executive compensation.

4.	Any such other business, if any, which may properly come before the meeting.

The Board of Directors has fixed the close of business on June 10, 2014 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting. Our Annual Report, which is our most  recently filed annual report on Form 10-K is being mailed with this Notice and Information Statement to all shareholders of the record date.

WE ARE NOT ASKING FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Notice of the Annual Meeting is hereby given by order Of the Board of Directors

Joseph Lu
Chief Executive Officer
Chairman of the Board of Directors

June 16, 2014

INFORMATION STATEMENT

POWIN CORPORATION
20550 SW 115TH Ave.
Tualatin, OR 97062

 June 16, 2014

INFORMATION REGARDING THE ANNUAL MEETING

This Information Statement is furnished in connection with the Annual Meeting of   shareholders of Powin Corporation to be held on July 30, 2014, and at any adjournment thereof. The Annual Meeting will be held at the Company’s headquarters located at 20550 SW 115th Ave. Tualatin, OR 97062 at 10:00am  local time.

At the Annual Meeting, shareholders will consider:

1.	The election of six (6) directors.

2.	The ratification of the selection of Anton & Chia LLP as the Company’s independent auditors for the Company’s fiscal year 2014.

3.	To hold an advisory vote on executive compensation.

4.	To transaction such other business, if any, which may properly come before the meeting.

All shareholders of record as of    June 10, 2014   (“Record Date”) are invited to attend the Annual Meeting. Shares directly may be voted in person at the Annual Meeting. Beneficial owners must obtain a valid voting form from the record owner in order to vote in person at the Annual Meeting.

WE ARE NOT ASKING FOR YOUR PROXY AND YOU ARE REQUESTED NOT TO
SEND US A PROXY

A quorum at the Annual Meeting shall consist of a majority of the outstanding   shares entitled to vote, represented in person. Abstentions and broker non-votes are not entitled to vote on any matter and, therefore, will have no effect against any proposal. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares in the absence of such instructions.

Each holder of our common stock is entitled to one vote for each share registered in the name of the holder on the records of the Company on the Record Date. As of the record date, there were 16,235,339 shares of the Company’s  common stock issued, outstanding and entitled to vote. As of the Record Date, the Joseph Lu Trust and the Mei Yi Lu Trust hold an aggregate of 12,572,700 shares of the Company’s common stock. The Company has been informed that these trusts intend to vote  all of their shares of the Company’s common stock: (1) “FOR” the election of each of the named nominees for director; (2) “FOR” ratification of the selection of Anton & Chia LLP as the Company’s independent auditors for the Company’s fiscal year 2014; and (3) “FOR” the approval of the executive compensation under the shareholder advisory vote. Accordingly, these matters are expected to be approved.

PROPOSAL 1:    ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of six (6) members, each with terms expiring at the 2014 Annual Meeting. Each of our current directors has been recommended by our Board for election to serve as directors for one-year terms until the 2015 Annual Meeting or until their successors are duly elected and qualified.

The Board of Directors held three (4) meetings in the fiscal year ended December 31, 2013. Each of the then current directors attended at least two (3) of the meetings. The 2013 Annual Meeting of directors was held on June 12, 2013, three (3) of our current directors were in attendance.

All director nominees are current directors who are standing for election to the Board. If, at the time of this Annual Meeting, any nominee is unable or declines to serve, the shareholders will vote for a substitute candidate. The Board has not reason to believe that any substitute nominee or nominees will be required.

Nominees for Election

The Board of Directors performs the functions of a nominating committee and selects all nominees for election at stockholder meetings.  The Company does not have a separate charter with respect to the nomination of directors.  The Board of Directors does not believe a separate nominating committee is necessary as the Company is not currently required to have a separate committee and the full Board of Directors desires to participate in the discussions regarding the structure, qualifications and needs of the Board.

The identification and selection of director nominees is made by the members of the Board in consultation with one another.  The Board of Directors has not established specific minimum qualifications for nominees, but does evaluate prospective nominees for directors based on their perceived character, judgment, independence, financial or business acumen, diversity of experience, ability to represent and act on behalf of all stockholders, as well as the needs of the Board of Directors.  Other than the diversity of experience of our directors, the Board did not consider diversity in the selection of the director nominees for this Annual Meeting.  The Board of Directors does not have a policy concerning the consideration of director candidates recommended by stockholders, as no director candidates have been recommended by stockholders in recent years.

The following table sets forth the name and age of each nominee for director, indicating all positions and offices currently held by each director.

Name	Principle Position and Role (Age)	Director Since

Joseph Lu	Chief Executive Officer/Director (60)	1990
Jingshaung Liu	Vice President/Director (54)	2011
George N. Gabriel	Director, Audit Committee Member (69)	2012
Danny Lu	Marketing Manager/Director (24)	2013
Jim Osterman	Director, Compensation Committee Member (76)	2013
M. Todd Singh	Director (45)	2014

Joseph Lu  received a degree in Chinese Culture from the University of Taipei in Taiwan.  He also received a B.A. degree in Chemical Science.  Mr. Lu formed Powin Corporation in 1990 and has served as its President since inception. Effective March 12, 2012, Joseph Lu was appointed as interim Chief Financial Officer until such time as the Company hires a permanent Chief Financial Officer. Mr. Lu also resigned as President of the Company but will continue as Chief Executive Officer. Prior to founding Powin, Mr. Lu served as the General Manager of the Shunn Feng Ind. Co., Ltd. in Taiwan.  From 1980 to 1986, Mr. Lu was employed as an Environmental Engineer for the Sinotech Engineering Consultant Co. in Taiwan. From 1979 to 1980, Mr. Lu was a quality control inspector for the Shunn Feng. Ind. Co. Ltd. in Taiwan.  Additionally, from 1988 to 1996, Mr. Lu was the President of the Euro Belt Factory Ltd. in Taiwan.  From 1995 to 2006, Mr. Lu was the President of the Qingdao Triple Master Fitness Co., a company that manufactured fitness equipment.  In 2000, Mr. Lu began serving as president of the Qingdao Wei Long Co. Ltd., a company that manufactures outdoor camping cookware.

Jingshuang (Jeanne) Liu has served as Operations and General Manager of Powin OEM since 1996 and in 2010 advanced to Senior Vice President of Operation of Powin OEM. Effective March 12, 2012, Jeanne Liu resigned as Senior Vice President, Operations, and was appointed President of the Company. Her responsibilities include implementing and maintaining the chain of operations, inventory control and production scheduling.  Prior to her employment at Powin, Ms. Liu was the Officer Manager at the Northwest China Council from 1994 to 1996.  She received her Bachelor of Science degree in Geography from Beijing Normal University in 1982.  Subsequently, she received her Master of Science in Geography from the University of Idaho in 1989 and her Master of Business Administration from the University of Idaho in 1991.

George N. Gabriel was appointed to the Board of Directors on September 5, 2012. For the past six years, Mr. Gabriel served as the Chief Financial Officer of Oregon Resources Corp.  He also held an executive position with Electrolux AB.  Mr. Gabriel is a CPA and has held staff positions with Arthur Andersen in Portland, OR. and with Moss Adams, LLP in Vancouver, WA. Mr. Gabriel serves as the Company’s Audit Committee

Danny Lu was appointed to the Board of Directors. Mr. Lu is the Managing Director and Marketing Manager of Powin Corporation.  Mr. Lu was the co-founder of Two Hype Feet where he was in charge of promotion and social media. He also has served as warehouse manager at Skywalker Trampolines. Mr. Lu earned a degree in International Business Studies from the University of Oregon. Mr. Lu is the son of Joseph Lu.

Jim Osterman was appointed to the Board of Directors on November 6, 2013. Mr. Osterman is currently the President of JSO Ventures, LLC, Oregon City, Oregon which is a real estate investment and management consulting firm. Previously, Mr. Osterman was Chairman and CEO of Blount International, Inc. from 2002 to 2010.  He was President of the Outdoor Power Group of Blount from 1986 to 2002; Senior Vice President of Marketing, Manufacturing and Engineering from 1979 to 1986; and Director of European Operations from 1968 to 1979. Mr. Osterman lived in Europe for twelve years in that position. Mr. Osterman joined the Board of Directors of Cascade Corporation in 1994 and served as Chairman of the Board from 2002 to 2013.Mr. Osterman attended Western Oregon University and the Harvard Business School Program for Management Development. Mr. Osterman has fifty years of worldwide international business experience beginning with Omark Industries, Inc. in 1959. Mr. Osterman serves as the Company’s Compensation Committee.

M. Todd Singh currently serves as a business strategy advisor the Company’s current Board of Directors. Mr. Singh is the Founder and CEO/President of Renovatio International, Inc., a privately-held company that provides strategic planning, product and market development services in a wide variety of industries such as energy and smart grid technologies, medical devices and consumer electronics. Mr. Singh serves on the board of directors of Weststar Provider Solutions. Mr. Singh is a resident of west Linn, Oregon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Compensation of Directors

In fiscal year 2013, the Company provided the following compensation to directors

Name	Fes Earned or Paid in Cash	Stock Awards	All other Compensation

Joseph Lu	$0	10,500	$0
Jingshuang Lu	0	10,500	0
George N. Gabriel 0	0	10,500	0
Danny Lu	0	500	0
Jim Osterman	0	0	0
Zaixiang Lu (a)	0	10,000	0
_____________________
(a)	Mr. Lu resigned as a director effective October 11, 2013.

PROPOSAL 2:     RATIFICATION OF SELECTION OF REGISTRED PUBLIC ACCOUNTANTS

The Company’s financial statements for the fiscal year ended December 31, 2013 were certified by Anton & Chia, LLP. The following   table sets forth the aggregate fees billed to the Company by Anton & Chia LLP:

	FISCAL YEAR 2013	FISCAL YEAR 2012

Audit Fees	$79,560	$60,436
Audit Related Fees	9,053	29,780
	$88,613	$90,216

The Audit Committee has considered whether the services described above are compatible with maintaining the accountant’s independence and has determined that such services have not adversely affected Anton & Chia’s independence.

The Audit Committee has appointed Anton & Chia LLP to serve as the Company’s independent registered public accountants for the fiscal year ending December 31, 2014, subject to ratification by our shareholders. If shareholders do not ratify the selection of Anton & Chia LLO as out independent registered public accountants, the Audit Committee will review alternative in its selection of independent registered public accountants.

THE BOARD OF DIRECTORS RECOMMENDS THE RATIFICATION OF ANTON & CHIA LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

The Audit Committee

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities to the quality, integrity and annual independent audit of the Company’s financial statements. The Audit Committee is currently composed of one member, George Gabriel, who is not an officer or employee of the Company or any subsidiary of the Company. Furthermore, Mr. Gabriel does not have any other material relationship with the Company that would interfere with his exercise of independent judgment. The Board has determined that Mr. Gabriel qualifies as an “audit committee financial expert” as defined by Item 401(h) of the Regulation S-K adopted under the Securities Exchange Act of 1934, as amended.  Mr. Gabriel was appointed as the Audit Committee on December 19, 2013.

The Audit Committee Report

The following Audit Committee report describes the Audit Committee’s   review of the Company’s audited financial statements.

Management of the Company is responsible for the Company’s internal controls and financial reportingprocess. The Company’s auditors are responsible for performing an independent audit of the Company’sconsolidated    financial statements in accordance with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee held discussions with management and reviewed the audit process. Management represented that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management.

Based on the Audit Committee’s discussions with management and the Audit Committee’s review of the representations  of  management , the Audit Committee recommend to the Board of Directors that the audited  financial statements be included in the Company’s Annual Report in Form 10-K for year ended December 31, 2013,  as filed with the SEC.

EXECUTIVE COMPENSATION

The following table summarizes the total compensation of the Company’s President and the Company's other executive officers whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2013.

Summary Compensation Table
Name and principal position	Year	Salary	Bonus	Stock awards	Option Awards	All other compensation	Total
		($)	($)	($)	($)	($)	($)
Joseph Lu	2013	140,000	-	5,356	-	-	145,356
CEO and Chairman	2012	240,000	-	8,850	-	-	248,850

Jeffrey Grumbling	2013	102,307	-	-	86,614	-	188,921
President	2012	-	-	-	-	-	-

Jingshuang Liu	2013	107,346	-	5,356	51,696	-	164,398
Vice President, Director	2012	118,087	5,000	8,850	-	-	131,937

Option awards represent the grant date fair value of options granted

Stock awards represent the market value of common stock issued to members of the board of directors as compensation for their services. For the years ended December 31, 2013 and 2012, 500 shares were paid quarterly to each director. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

Director Compensation Table
Name and principal position	Year	Fees earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	All other compensation	Total
		($)	($)	($)	($)	($)	($)
George Gabriel	2013		5,356				5,356
Director, Audit Committee	2012		1,950				1,950

Xaixiang Liu (a)	2013		4,106				4,106
Director	2012		8,850				8,850

Danny Lu	2013		1,250				1,250
Director	2012		-				-

Jim Osterman Director	2013		0				0

(a)	Mr. Liu resigned as a director effective October 11, 2013.

Compensation of Directors

Members of the Board of Directors are compensated at the rate of 500 shares of our common stock per fiscal quarter.  We may elect to issue additional stock options to such persons from time to time.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which the Company provides pension, retirement or similar benefits for directors or executive officers.  We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or the Compensation Committee

Compensation Discussion and Analysis

The Company has a Compensation Committee whose sole member is Jim Osterman. This committee was only recently formed and as a result did not meet in 2013 for purposes of reviewing and making recommendations to the Board of Directors for the establishment of the general compensation policies of the Company and the specific compensation for executive officers.  Consequently, the Board of Directors performed the functions of a compensation committee relative to executive compensation.

Executive Compensation Policy

The Company and its Board of Directors have no formal policy in respect to setting executive compensation.  However, any objective of an executive compensation program is to attract and retain qualified individuals who provide the skills and leadership necessary to enable a company to achieve earnings growth and return on investment objectives, while maintaining a commitment to equal employment opportunity and affirmative action guidelines and practices.  The Board of Directors leaves the compensation of its executive officers, including the Company's President and Chief Executive Officer to the discretion of President and CEO pending the recommendations of the Compensation Committee for fiscal year ended December 31, 2014.

Executive Benefits

All executive officers participate in our benefit programs.  We provide health and welfare benefits, including health coverage.  In addition, our executive officers will be eligible for retirement benefits.

Related Party Transactions

Each executive officer, director and director nominee is obligated to disclose any transactions with the Company in which the executive officer, director and director nominee, or any member of his or her immediate family, have a direct or indirect material interest.  Our Board of Directors would resolve any conflict of interest question involving our chief executive officer, and either our Board of Directors or our chief executive officer would resolve any conflict of interest issue involving any other officer or employee of the Company.  In each case, all transactions between the Company and our officers and directors will be on terms no more favorable to those related parties than the terms provided to independent third parties.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission and to provide us with copies of those filings. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal year ended December 31, 2013, all filing requirements applicable to our officers, directors and greater than 10% percent beneficial owners were complied with.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 31, 2013, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock. Beneficial ownership consists of a direct interest in the shares of common stock.

	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Joseph Lu 20550 SW 115th Ave Tualatin, OR 97062	13,378,590	(a)	82.417%

Common Stock	Danny Lu 20550 SW 115th Ave Tualatin, OR 97062	601,000		3.7%

Common Stock	Jingshuang (Jeanne) Liu 12155 SW Ibis Terrace Beaverton, OR 97007	65,667		(b)

Common Stock	George Gabriel 16135 SW Cormorant Dr Beaverton, OR 97007	3,500		(b)

Common Stock	Jim Osterman 421 High St. Ste.500 Oregon City, OR 97045	500		(b)

(a) These shares are held by the Joseph Lu Trust and Mei Yi Lu  Living Trust, respectively.
(b) Less than 1%

As used in the foregoing table, “beneficial ownership” of securities means the sole or shared power to vote, or to direct the voting of, such securities or the sole or shared investment power with respect to such securities, including the power to dispose of, or to direct the disposition of, such securities. In addition, for purposes of the foregoing table, a person is deemed to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after December 31, 2013. “Beneficial ownership” also includes that ownership of securities that may be imputed to any control group of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Except as described below, no director, executive officer, principal shareholder holding at least 5% of our common shares, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction, during the years ended December 31, 213 and December 31, 2012, in which the amount involved in the transaction exceeded $120,000. The Company pays a monthly salary of US$20,000 per month to Joseph Lu in consideration for his services as the Chief Executive Officer.  Lu Pacific Properties LLC (“Lu Pacific”), of which Joseph Lu is the controlling member and Manager, owns the facilities currently used by the Company and its subsidiaries. Payments made by the Company to Lu Pacific were as follows:

Year ended December 31,	2013	2012

Powin Corporation	$418,536	$418,959
Powin Manufacturing	202,722	202,722
Powin Industries SA de CV (Powin Mexico)	84,931	133,203
Total	$706,189	$754,884

During 2013, the Company borrowed funds from Joseph Lu and an unrelated third party to finance operations. In March 2013, Joseph Lu loaned the Company $2.00 million at 6% with a maturity date of June 30, 2015.

On October 15, 2013 the Company borrowed $500,000 from Mr. Lu at an interest rate of 6% and an initial maturity date of December 31, 2014. Subsequently, the maturity date was extended to July 31, 2014 with all other terms remaining the same.

Subsequent to December 31, 2013, the Company has borrowed an additional $900,000 from Mr. Lu’s two sons under five promissory notes, each with interest rates of 6% and maturity dates ranging from of June 30, 2014 through July 31, 2015.

During the year ended December 31, 2013, the Company purchased $487,513 of inventory for resale from a company that is 100% owned the Lu family. As of December 31, 2013, the remaining balance included in accounts payable related to this purchase was $422,868.

Code of Ethics

We adopted a Code of Business Conduct and Ethics that applies to, among other persons, our company’s president (being our principal executive officer, principal financial officer and principal accounting officer), as well as persons performing similar functions. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote;

1.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.
full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

3.	compliance with applicable governmental laws, rules and regulations;

4.	the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

5.	accountability for adherence to the Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics requires, among other things, that all of our company’s personnel shall be accorded full access to our president with respect to any matter which may arise relating to the Code of Business Conduct and Ethics. Further, all of our company’s personnel are to be accorded full access to our company’s board of directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our president.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws.  Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our company’s president.  If the incident involves an alleged breach of the Code of Business Conduct and Ethics by the president, the incident must be reported to any member of our board of directors.  Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter.  It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our company’s Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics was filed as an exhibit with our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 31, 2009.  We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request.  Requests can be sent to the Company address listed above.

PROPOSAL NO. 3:            ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that we include in this Information Statement a non-binding stockholder vote on our executive compensation as described in this Information Statement, commonly referred to as “Say-on-Pay”.  At the 2013 Annual Meeting, the shareholder advisory vote on the frequency of such advisory votes in executive compensation   was  in favor of an annual advisory vote on executive compensation. The Company agreed to abide by such advisory vote. As a result, we are including a proposal on an advisory vote in executive compensation. We encourage stockholders to review the Compensation Table which is set forth in this Information Statement.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE CURRENT EXECUTIVE COMPENSATION.

Because the vote is advisory, it will not be binding upon the Board of Directors and the Board of Directors will not be required to take any action as a result of the outcome of the vote on this proposal. The Board of Directors will carefully consider the outcome of the vote when considering future executive compensation.

Financial Statements

The annual report of the Company containing financial statements for the year ended December 31, 2013 on Form 10-K is enclosed with this Information Statement.

Deadline for Stockholder Proposals

We will provide notice of our 2015 Annual Meeting when the date for such meeting has been determined by the Board of Directors.. No stockholder proposal will be included in the Company's Information Statement relating to our 2015 Annual Meeting   unless it is received by the Company on or before January 31, 2015.

Other Matters to Come Before the Annual Meeting

No other matters are to be presented for action at the Annual Meeting other than as set forth in this Information Statement. If other matters properly come before the meeting, however, shareholders entitled to vote will vote in this own discretion.

Shareholder Communications with the Board of Directors

Shareholders may communicate with the Board of Directors by sending any correspondence they may have in writing to the Company’s Secretary, Nicolas Goyak, Esq. at 20550 SW 115th Ave. Tualatin, OR 97062 who will then forward such correspondence to the Chairman of the Board. The Chairman of the Board will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Directors.